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                                                                      EXHIBIT 99


             WHEELING ISLAND GAMING, INC. ANNOUNCES 28% INCREASE IN
                  OPERATING REVENUES AND 25% INCREASE IN EBITDA
                                FOR FIRST QUARTER

                        COMPANY FILES ITS FIRST FORM 10-Q


WHEELING, WV, JUNE 5, 2002--Wheeling Island Gaming, Inc. announced today that the company's unaudited financial results for its first quarter ending March 31, 2002 reflect operating revenues of $23.5 million, representing an increase of $5.2 million or 28.3% from the same quarter last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $10.8 million for the quarter, representing an increase of $2.2 million or 25.2% over the same quarter last year. Gaming revenues were $20.1 million for the quarter, an increase of $5.3 million or 36% over the same quarter last year. The increase was due primarily to an expansion of gaming operations, including an increase in the number of slot machines from 1,295 to 1,530.

Also, today the company filed its first Form 10-Q with the Securities and Exchange Commission. The Form 10-Q filing includes the unaudited financial results of the company for the first quarter. The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Dennis J. Szefel, the Chairman of the Board of Directors, Wheeling Island Gaming, Inc., said he was pleased with the company's 2002 first quarter performance. "We are encouraged by our first quarter results and are excited about our expansion plans for

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Wheeling Island, which will provide Wheeling with an even stronger competitive presence within the regional gaming and entertainment market."

Wheeling Island Gaming, Inc. owns and operates Wheeling Downs Racetrack and Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

During the 2001 calendar year, Wheeling Downs' annual attendance climbed to approximately two million customers.

To accommodate this growing demand, the company is expanding its current Wheeling Downs operations. The expansion, which will be adjacent and connected to the existing gaming facility, is scheduled to be completed in the third quarter of 2003.

Currently the company is finalizing its plans for an approximately $63 million expansion, which will include an additional 30,000 square feet of gaming space, an additional 550 slot machines and a 150 room deluxe hotel. The expansion will also include the addition of a fine dining restaurant, a casual restaurant, a food court and a bar and lounge. In order to enhance its entertainment and meeting capabilities, the company will also be adding a 600-seat multi-purpose showroom, a business and fitness center and meeting facilities. To accommodate visitors to the new facility, the company plans on increasing

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its parking spaces to a total of approximately 2,800 including an anticipated
180 covered spaces.

Delaware North Companies, Inc. is one of the world's leading hospitality and food service providers. Its family of companies includes Sportsystems, Delaware North Parks Services, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the newly acquired Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 25,000 associates serving millions of customers in the United States, Canada and the Pacific Rim.

Note: This press release may contain "forward-looking statements" within the meaning of the federal securities laws. Statements concerning anticipated future events and expectations are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MEDIA CONTACT WENDY WATKINS, VICE PRESIDENT CORPORATE COMMUNICATIONS, DELAWARE NORTH COMPANIES--716-858-5092